OPINION OF MICHAEL S. KROME
Exhibit 5.1



                             Michael S. Krome, P.C.
                                 Attorney-at-Law
                                  8 Teak Court
                           Lake Grove, New York 11755
                                 (631) 737-8381


                                                                    May 23, 2002

TTI Holdings of America Corp.
545 Madison Avenue
6th Floor
New York, New York 10022

Dear Sirs:

         You have requested an opinion with respect to certain matters in connection with the filing by TTI Holdings of America Corp., (the "Company") of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission, covering the registration of 247,000 shares, par value $0.0001 per share (the "Shares"), for issuance pursuant to various agreements between the Company and the holders of the shares specified below.

          The shares to be covered by the Form S-8 include:

          1. 150,000 shares of common stock to be issued to Agincourt, Inc. at 577 Pinto Street, North Babylon, New York, paid on behalf of Jerry Rukin for salary to manage the operations of the subsidiary, Transventures Industries, Inc.;

          2. 50,000 shares of common stock to be issued to Steven Wildstein of Steven Wildestein Advisory Services paid by the Company for services provided by Mr. Wildestein for assistance with handling investor calls and other corporate services;

          3. 35,000 shares to be issued to Lee Rubinstein of NBM Information Technology, Inc., for services rendered to the Company; and

          4. 12,000 shares of common stock to be issued to Michael S. Krome, Esq., for legal services performed on behalf of the Company.

         In connection with this opinion, we have examined and relied upon the Company's Amended Articles of Incorporation and By-Laws, the Minutes of the Meetings of the Board of Directors of the Company as well as the originals and copies, certified to my satisfaction, of such

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records, documents certificates, memoranda and other instruments as in my judgment are necessary or appropriate to enable me to render the opinion contained herein. We have assumed the genuineness and authenticity of all documents submitted as originals, the conformity to the originals of all documents submitted to me as copies thereof and the due execution, delivery or filing of documents, where such execution, delivery or filling are a prerequisite to the effectiveness thereof.

         We have also reviewed the previous filings of the Company, and for the purposes of this opinion have relied upon the representations of the Company that it is current in its filings and that the filings are true and accurate representations of the state of the Company when the documents were filed. In addition, it has been represented by the shareholders being issued shares and states in any agreements, that none of the shares are being issued for services in connection with any offer or sale of securities in a capital raising or to directly or indirectly maintain a market for the securities of the Company.

         On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued in accordance with the Registration Statement and the Consulting Agreement, or Retainer Agreement, will be validly issued, fully paid and non-assessable shares of the Common Stock of the Company, and do not need to bear a restrictive legend upon them.

         We consent to the filing of this opinion as an exhibit to the Registration Statement.

                                                       Very truly yours,


                                                       Michael S. Krome

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